Exhibit 99.1

FOR IMMEDIATE RELEASE

November 1, 2017

Owens & Minor Reports 3rd Quarter 2017 Financial Results

Owens & Minor to acquire the Surgical & Infection Prevention Business of Halyard Health in a $710 million transaction

Richmond, Va. — BUSINESS WIRE — November 1, 2017 — Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the third quarter ended September 30, 2017, including consolidated revenues of $2.33 billion, compared to revenues of $2.42 billion in the third quarter of 2016. Consolidated operating earnings for the third quarter of 2017 were $29.7 million, compared to $53.6 million in last year’s third quarter. Adjusted consolidated operating earnings (non-GAAP) for the third quarter were $48.5 million, compared to $58.8 million for the same period last year. Quarterly net income was $10.9 million, or $0.18 per share, compared to $0.48 per share for the third quarter last year. Adjusted net income (non-GAAP) was $24.3 million, or $0.40 per share, compared to $0.54 per share in last year’s third quarter. Today, Owens & Minor also announced that it has signed a definitive agreement to acquire the surgical & infection prevention (S&IP) business of Halyard Health Inc. in a $710 million all cash transaction that, subject to regulatory approval, including Hart-Scott-Rodino, is expected to close in the first quarter of 2018.

The quarterly change in revenues resulted primarily from the previously discussed transition of a significant customer in 2016, as well as one less sales day in the third quarter of 2017 and lower growth with existing customers when compared to 2016. Quarterly operating earnings were negatively affected by revenue shortfalls, as well as ongoing margin pressure in our domestic distribution business and increased costs to support new business in Europe. Partially offsetting these factors were benefits derived from expense control and productivity initiatives, as well as positive contributions from Byram Healthcare, which the company acquired on August 1, 2017. Byram’s results are included in the Domestic segment. Quarterly net income and earnings per share reflect the impact of an increase in our effective tax rate, which resulted primarily from a higher proportion of pre-tax income from higher tax rate jurisdictions.

“We are excited about the Halyard S&IP transaction. This is the largest acquisition in the company’s history and represents a significant step in strengthening and diversifying our business. Halyard is a market leader in the prevention of healthcare-associated infections, and its differentiated portfolio of products and services is highly complementary to our existing business,” said P. Cody Phipps, chairman, president, & chief executive officer of Owens & Minor. “While we are disappointed with our quarterly results, we continue to make meaningful progress with our business transformation and the execution of our four-part strategy. We remain focused on improving our operating performance and enhancing our value proposition. Both Byram and Halyard represent meaningful steps in the transformation of our business.”

Year-to-Date 2017 Results

For the first nine months of 2017, consolidated revenues were $6.93 billion compared to revenues of $7.36 billion in the first nine months of 2016. Consolidated operating earnings for the 2017 year to date period were $98.0 million, compared to $151 million in the same period last year. Adjusted consolidated operating earnings (non-GAAP) for the first nine months of 2017 were $138 million, compared to $178 million for the same period last year. Net income for the first nine months of the year was $49.8 million, or $0.82 per share, compared to $1.32 per share for the same period last year. Adjusted net income (non-GAAP) was $76.5 million, or $1.26 per share, compared to $1.62 per share in the first nine months of last year.

Segment Results

Segment financial results for the quarter are shown in the financial tables included with this release. Segment results include:

•	Domestic Segment quarterly revenues were $2.19 billion compared to revenues of $2.29 billion a year ago. Quarterly segment operating earnings were $36.1 million, which declined when compared to operating earnings of $41.0 million for the same period last year. The change in operating earnings reflects the revenue shortfall, continued margin pressure, and incremental costs to serve customers before, during and after the hurricanes in Texas and Florida. Expense control and successful productivity initiatives, as well as earnings from Byram Healthcare positively affected the quarterly results.

•	International Segment quarterly revenues were $96.7 million compared to $83.8 million last year. The quarterly segment operating earnings (loss) was ($2.2 million), compared to $1.4 million in last year’s third quarter. The International results reflect an increase in expenses primarily resulting from costs to support new business in Europe. The International segment has taken steps to improve its cost structure and is better positioned to leverage future opportunities.

•	Proprietary Products Segment quarterly revenues were $124.5 million compared to $132.7 million in the prior year quarter. Segment operating earnings were $9.1 million versus $14.3 million last year. While representing a sequential improvement, the operating earnings decline was primarily related to the revenue shortfall and increased production costs for the company’s custom procedure trays. The company has stabilized the production environment, which will lead to lower costs and a renewed focus on growing the business.

Revised Financial Guidance and Outlook

The company has revised its outlook for non-GAAP diluted earnings per share in 2017 to a range of $1.75 to $1.85, from a previous range of $1.90 to $2.00. For 2018, the company plans to provide updated guidance upon the close of the Halyard transaction, which is expected to occur in the first quarter of 2018.

Although the company does provide guidance for adjusted earnings per share (which is a non-GAAP financial measure), it is not able to forecast the most directly comparable measure calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for the company to forecast without unreasonable efforts. Such elements include, but are not limited to restructuring and acquisition charges. As a result, no GAAP guidance is provided. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results. The outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities and Exchange Commission (the “SEC”).

Upcoming Investor Events

Owens & Minor is scheduled to participate in a number of investor conferences in the fourth quarter of 2017; webcasts of formal presentations will be posted on the company’s corporate website:

•	Credit Suisse Healthcare Conference, Scottsdale, AZ, November 7, 2017

•	Jefferies 2017 London Healthcare Conference, London, UK, November 15, 2017

Investors Conference Call & Supplemental Material

Company executives will host a conference call, which will also be webcast, to discuss the company’s third quarter results and the Halyard S&IP transaction today, Wednesday, November 1, 2017, at 8:00 a.m. EDT. The access code for the conference call, international dial-in and replay is #4577919. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. A replay of the call will be available for one week by dialing 855-859-2056. Webcast: A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.”

Safe Harbor Statement

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the SEC’s Fair Disclosure Regulation. This release contains certain “forward-looking’’ statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to the company’s expectations regarding the performance of its business, its financial results, its liquidity and capital resources, the company’s ability to complete the transaction with Halyard described herein and any projections of earnings, revenues or other financial or operational items related to the transaction or Halyard following the closing of the transaction, and other non-historical statements, including statements in the “Revised Financial Guidance and Outlook” section of this press release. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Important factors that could cause actual events or results to be materially different from our expectations with respect to the transaction with Halyard include, but are not limited to: the effect of the announcement of the transaction on the company’s business relationships, operating results, share price or business generally; the occurrence of any event or other circumstances that could give rise to the termination of the definitive agreement relating to the transaction; the outcome of any legal proceedings that may be instituted against the company related to the transaction; the failure to satisfy any of the conditions to completion of the transaction, including the receipt of all required regulatory approvals and antitrust consents; and the failure to realize the expected synergies resulting from the transaction. Investors should refer to our annual report on Form 10-K for the year ended December 31, 2016, filed with the (“SEC”) and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain other known risk factors that could cause our actual results to differ materially from our current estimates. These filings are available at www.owens-minor.com. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Owens & Minor uses its Web site, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

Included with the press release financial tables are reconciliations of the differences between the non-GAAP financial measures presented in this news release and their most directly comparable GAAP financial measures.

About Owens & Minor, Inc.

Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company dedicated to Connecting the World of Medical Products to the Point of CareSM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, the federal government, and healthcare patients at home through the Byram Healthcare subsidiary. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

CONTACTS:

Truitt Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

SOURCE: Owens & Minor

Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended September 30,
	2017	2016
Net revenue	$2,333,961	$2,415,601
Cost of goods sold	2,032,019	2,119,326

Gross margin	301,942	296,275
Distribution, selling and administrative expenses	261,045	241,305
Acquisition-related and exit and realignment charges	9,299	2,739
Other operating (income) expense, net	1,927	(1,337)

Operating earnings	29,671	53,568
Interest expense, net	8,737	6,770

Income before income taxes	20,934	46,798
Income tax provision	10,063	16,967

Net income	$10,871	$29,831

Net income per common share:
Basic and diluted	$0.18	$0.48

	Nine Months Ended September 30,
	2017	2016
Net revenue	$6,928,441	$7,355,069
Cost of goods sold	6,071,787	6,462,739

Gross margin	856,654	892,330
Distribution, selling and administrative expenses	735,353	726,944
Acquisition-related and exit and realignment charges	21,134	19,974
Other operating (income) expense, net	2,143	(5,179)

Operating earnings	98,024	150,591
Interest expense, net	22,218	20,324

Income before income taxes	75,806	130,267
Income tax provision	26,010	48,585

Net income	$49,796	$81,682

Net income per common share:
Basic and diluted	$0.82	$1.32

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(dollars in thousands)

	September 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$98,415	$185,488
Accounts receivable, net	732,756	606,084
Merchandise inventories	989,251	916,311
Other current assets	311,499	254,156

Total current assets	2,131,921	1,962,039
Property and equipment, net	203,587	191,718
Goodwill, net	690,230	414,936
Intangible assets, net	231,886	82,511
Other assets, net	76,532	66,548

Total assets	$3,334,156	$2,717,752

Liabilities and equity
Current liabilities
Accounts payable	$875,630	$750,750
Accrued payroll and related liabilities	31,998	45,051
Other current liabilities	296,663	238,837

Total current liabilities	1,204,291	1,034,638
Long-term debt, excluding current portion	917,256	564,583
Deferred income taxes	137,539	90,383
Other liabilities	71,286	68,110

Total liabilities	2,330,372	1,757,714
Total equity	1,003,784	960,038

Total liabilities and equity	$3,334,156	$2,717,752

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(dollars in thousands)

	Nine Months Ended September 30,
	2017	2016
Operating activities:
Net income	$49,796	$81,682
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	41,060	42,182
Share-based compensation expense	8,592	8,934
Provision for losses on accounts receivable	1,158	(216)
Deferred income tax (benefit) expense	(4,585)	(3,233)
Changes in operating assets and liabilities:
Accounts receivable	(79,114)	5,023
Merchandise inventories	(56,134)	(5,066)
Accounts payable	79,787	58,742
Net change in other assets and liabilities	(40,634)	(44,903)
Other, net	5,719	1,366

Cash provided by operating activities	5,645	144,511

Investing activities:
Acquisition, net of cash acquired	(366,569)	—
Additions to property and equipment	(24,963)	(13,682)
Additions to computer software and intangible assets	(12,826)	(7,081)
Proceeds from sale of property and equipment	780	4,497

Cash used for investing activities	(403,578)	(16,266)

Financing activities:
Change in bank overdraft	—	21,753
Proceeds from debt issuance	250,000	—
Borrowing under revolving credit facility	117,200	—
Financing costs paid	(1,798)	—
Cash dividends paid	(47,316)	(47,802)
Repurchases of common stock	(5,000)	(48,654)
Other, net	(7,363)	(8,118)

Cash provided by (used for) financing activities	305,723	(82,821)

Effect of exchange rate changes on cash and cash equivalents	5,137	6,652

Net increase (decrease) in cash and cash equivalents	(87,073)	52,076
Cash and cash equivalents at beginning of period	185,488	161,020

Cash and cash equivalents at end of period	$98,415	$213,096

Owens & Minor, Inc.

Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

(dollars in thousands, except per share data)	Quarter Ended
	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016
Consolidated operating results:
Net revenue	$2,333,961	$2,265,907	$2,328,573	$2,368,361	$2,415,601

Gross margin	$301,942	$273,533	$281,180	$294,980	$296,275
Gross margin as a percent of revenue	12.94%	12.07%	12.08%	12.46%	12.27%

Distribution, selling & administrative expenses	$261,045	$236,615	$237,693	$243,480	$241,305
Distribution, selling & administrative expenses as a percent of revenue	11.18%	10.44%	10.21%	10.28%	9.99%

Operating earnings, as reported (GAAP)	$29,671	$32,837	$35,517	$49,008	$53,568
Acquisition-related charges (1)	4,253	692	1,347	286	597
Exit and realignment charges (2)	5,046	2,201	7,595	4,415	2,142
Acquisition-related intangible amortization (3)	5,071	2,347	2,319	2,450	2,489
Other (4)	4,441	3,311	922	—	—

Operating earnings, adjusted (Non-GAAP)	$48,482	$41,388	$47,700	$56,159	$58,796
Operating earnings as a percent of revenue (GAAP)	1.27%	1.45%	1.53%	2.07%	2.22%
Operating earnings as a percent of revenue, adjusted (Non-GAAP)	2.08%	1.83%	2.05%	2.37%	2.43%

Net income, as reported (GAAP)	$10,871	$20,141	$18,785	$27,105	$29,831
Acquisition-related charges(1)	4,253	692	1,347	286	597
Income tax expense (benefit) (5)	(1,090)	(228)	(450)	67	(221)
Exit and realignment charges (2)	5,046	2,201	7,595	4,415	2,142
Income tax expense (benefit) (5)	(1,764)	(780)	(3,055)	(289)	(794)
Acquisition-related intangible amortization (3)	5,071	2,347	2,319	2,450	2,489
Income tax expense (benefit) (5)	(1,601)	(696)	(696)	(633)	(645)
Other (4)	4,441	3,311	922	—	—
Income tax expense (benefit) (5)	(973)	(1,139)	(354)	—	—

Net income, adjusted (Non-GAAP)	$24,254	$25,849	$26,413	$33,401	$33,399

Net income per share, as reported (GAAP)	$0.18	$0.33	$0.31	$0.45	$0.48
Acquisition-related charges, after-tax (1)	0.05	0.01	0.01	—	0.01
Exit and realignment charges, after-tax (2)	0.06	0.02	0.08	0.07	0.02
Acquisition-related intangible amortization, after-tax (3)	0.06	0.03	0.03	0.03	0.03
Other, after-tax (4)	0.05	0.04	0.01	—	—

Net income per share, adjusted (Non-GAAP)	$0.40	$0.43	$0.44	$0.55	$0.54

Financing:
Cash and cash equivalents	$98,415	$57,066	$127,167	$185,488	$213,096
Total interest-bearing debt	$933,489	$583,201	$568,565	$569,387	$570,263

Stock information:
Cash dividends per common share	$0.2575	$0.2575	$0.2575	$0.255	$0.255

Stock price at quarter-end	$29.20	$32.19	$34.60	$35.29	$34.73

Owens & Minor, Inc.

Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

The following items in the current quarter have been excluded in our non-GAAP financial measures:

(1)	Acquisition-related charges in 2017 were primarily transaction and transition costs associated with the acquisition of Byram and the upcoming Halyard S&IP transaction. The prior year amounts related primarily to costs incurred to settle certain obligations and address other on-going matters associated with the acquisitions of ArcRoyal and Medical Action.
(2)	Exit and realignment charges in 2017 were associated with severance from reduction in force and other employee costs associated with the establishment of our new client engagement centers, the write-down of information system assets which are no longer used and other IT restructuring charges. Expenses associated with the establishment of the client engagement center will continue to be recorded throughout 2017. Charges in 2016 included severance activities and other costs associated with our strategic organizational realignment which included certain professional fees and costs to streamline administrative functions and processes in the United States and Europe.
(3)	Acquisition-related intangible amortization includes amortization of certain intangible assets established during purchase accounting for business combinations. These amounts are highly dependent on the size and frequency of acquisitions and are being excluded to allow for a more consistent comparison with forecasted, current and historical results and the results of our peers. We began to exclude these charges from our non-GAAP results in the second quarter of 2017 and thus prior year amounts have been recast on the same basis. Full year 2016 intangible amortization was $10.0 million or $0.12 per share.
(4)	Software as a Service (SaaS) implementation costs associated with the upgrading of global IT platforms in connection with the redesign of our global information system strategy.
(5)	These charges have been tax effected in the preceding table by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.‘s (the “Company”) core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(dollars in thousands)

	Three Months Ended September 30,
	2017		2016
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Segment net revenue
Domestic	$2,194,143	94.01%	$2,287,233	94.69%
International	96,661	4.14%	83,751	3.47%
Proprietary Products	124,542	5.34%	132,705	5.49%

Total segment net revenue	2,415,346		2,503,689
Inter-segment revenue
Proprietary Products	(81,385)	(3.49)%	(88,088)	(3.65)%

Total inter-segment revenue	(81,385)		(88,088)

Consolidated net revenue	$2,333,961	100.00%	$2,415,601	100.00%

		% of segment		% of segment
		net revenue		net revenue
Operating earnings (loss):
Domestic	$36,056	1.64%	$41,034	1.79%
International	(2,163)	(2.24)%	1,382	1.65%
Proprietary Products	9,102	7.31%	14,340	10.81%
Inter-segment eliminations	416		(449)
Acquisition-related and exit and realignment charges	(9,299)		(2,739)
Other (1)	(4,441)		—

Consolidated operating earnings	$29,671	1.27%	$53,568	2.22%

Depreciation and amortization:
Domestic	$9,602		$7,360
International	4,304		4,259
Proprietary Products	1,947		2,218

Consolidated depreciation and amortization	$15,853		$13,837

Capital expenditures:
Domestic	$9,572		$3,071
International	3,206		3,223
Proprietary Products	718		1,009

Consolidated capital expenditures	$13,496		$7,303

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(dollars in thousands)

	Nine Months Ended September 30,
	2017		2016
	Amount	% of consolidated net revenue	Amount	% of consolidated net revenue
Net revenue:
Segment net revenue
Domestic	$6,518,571	94.08%	$6,954,687	94.56%
International	287,555	4.15%	255,861	3.48%
Proprietary Products	392,654	5.67%	409,022	5.56%

Total segment net revenue	7,198,780		7,619,570
Inter-segment revenue
Proprietary Products	(270,339)	(3.90)%	(264,501)	(3.60)%

Total inter-segment revenue	(270,339)		(264,501)

Consolidated net revenue	$6,928,441	100.00%	$7,355,069	100.00%

		% of segment net revenue		% of segment net revenue
Operating earnings (loss):
Domestic	$102,812	1.58%	$126,202	1.81%
International	(754)	(0.26)%	3,402	1.33%
Proprietary Products	26,040	6.63%	41,866	10.24%
Inter-segment eliminations	(266)		(905)
Acquisition-related and exit and realignment charges	(21,134)		(19,974)
Other (1)	(8,674)		—

Consolidated operating earnings	$98,024	1.41%	$150,591	2.05%

Depreciation and amortization:
Domestic	$23,233		$22,399
International	12,072		13,125
Proprietary Products	5,755		6,658

Consolidated depreciation and amortization	$41,060		$42,182

Capital expenditures:
Domestic	$23,376		$10,274
International	11,659		8,053
Proprietary Products	2,754		2,436

Consolidated capital expenditures	$37,789		$20,763

	September 30, 2017		December 31, 2016
Total assets:
Domestic	$2,416,079		$1,778,481
International	418,331		352,898
Proprietary Products	401,331		400,885

Segment assets	3,235,741		2,532,264
Cash and cash equivalents	98,415		185,488

Consolidated total assets	$3,334,156		$2,717,752

(1)	Software as a Service (SaaS) implementation costs associated with the upgrading of global IT platforms in connection with the redesign of our global information system strategy.

Owens & Minor, Inc.

Net Income Per Common Share (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Numerator:
Net income	$10,871	$29,831	$49,796	$81,682
Less: income allocated to unvested restricted shares	(279)	(291)	(738)	(855)

Net income attributable to common shareholders - basic	10,592	29,540	49,058	80,827
Add: undistributed income attributable to unvested restricted shares -basic	—	80	16	216
Less: undistributed income attributable to unvested restricted shares -diluted	—	(80)	(16)	(216)

Net income attributable to common shareholders - diluted	$10,592	$29,540	$49,058	$80,827

Denominator:
Weighted average shares outstanding - basic and diluted	59,849	61,015	60,010	61,405

Net income per share attributable to common shareholders:
Basic and diluted	$0.18	$0.48	$0.82	$1.32